EXHIBIT 10.1

CAPITAL ONE, NATIONAL ASSOCIATION HEALTHCARE FINANCIAL SOLUTIONS, LLC 2 Bethesda Metro Center, Suite 600 Bethesda, Maryland 20814	FIFTH THIRD BANK 201 E Kennedy Boulevard Suite 1800 Tampa, Florida 33602	CITIZENS BANK, NATIONAL ASSOCIATION 28 State Street Boston, Massachusetts 02109

CONFIDENTIAL

December 22, 2015

CryoLife, Inc.

1655 Roberts Blvd., NW

Kennesaw, GA 30144

Attention: D. Ashley Lee

Project Metal

$95,000,000 Credit Facilities

Commitment Letter

Dear Ashley:

You have advised Capital One, National Association (“CONA”), Healthcare Financial Solutions, LLC (“HFS”, and together with CONA, “Capital One”), Fifth Third Bank (“Fifth Third”) and Citizens Bank, National Association (“Citizens” and together with HFS and Fifth Third, the “Initial Lenders”; the Initial Lenders together with CONA, the “Commitment Parties”, “we” or “us”) that you (“you” or the “Borrower”) intend to acquire (the “Acquisition”) the company you have separately identified to us as “Oxide” (the “Acquired Business”) by means of a merger of a newly formed subsidiary, wholly-owned and controlled by you, with and into the Acquired Business.  You have also advised us that you intend to finance the Acquisition, the costs and expenses related to the Transaction and the ongoing working capital and other general corporate purposes of the Borrower after consummation of the Acquisition from cash on hand, equity of the Borrower and $95,000,000 of senior secured credit facilities (the “Credit Facilities”) (the transactions described above are collectively referred to as the “Transaction”).

1.	Commitments

In connection with the Transaction, and upon the terms and subject to the conditions set forth herein, (i) HFS is pleased to advise you of its several commitment to provide (directly, and/or through one or more of HFS’s direct or indirect subsidiaries and/or other affiliates) $40,000,000 of the Credit Facilities, (ii) Fifth Third is pleased to advise you of its several commitment to provide $40,000,000 of the Credit Facilities and (iii) Citizens is pleased to advise you of its several commitment to provide $15,000,000 of the Credit Facilities.

2.	Conditions

The several commitments of the Initial Lenders to fund the Credit Facilities on the Closing Date are subject only to the conditions set forth in Schedule 1 to the Summary of Terms attached as Exhibit A (the “Term Sheet”) and upon satisfaction of such conditions (or waiver by the Initial Lenders), the funding of the relevant portion of the Credit Facilities shall occur.  The Term Sheet, together with this letter, are referred to herein as the “Commitment Letter”.  Capitalized terms used in the text of this Commitment Letter without definition have the meanings assigned in the Term Sheet.

3.	Titles and Roles

Each of CONA, Fifth Third and Citizens is pleased to advise you of its willingness, and you hereby engage each of CONA, Fifth Third and Citizens to act as joint lead arrangers and joint bookrunning managers (each in such capacity, a “Joint Lead Arrangers” and together the “Joint Lead Arrangers”) for the Credit Facilities.  It is agreed that (i) HFS (or its affiliates or subsidiaries) shall serve as administrative agent under the Credit Facilities, Fifth Third (or its affiliates or subsidiaries) shall serve as syndication agent for the Credit Facilities and Citizens (or its affiliates or subsidiaries) shall serve as documentation agent for the Credit Facilities and (ii) HFS Markets, Inc. shall have “left side” designation and shall have “left” placement in all Marketing Materials in connection with each of the Credit Facilities and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement.

4.	Syndication

The Joint Lead Arrangers may syndicate, prior to and/or after the execution of definitive documentation for the Credit Facilities (the “Credit Documentation”), all or a portion of the loans and commitments to one or more other lenders (collectively with the Initial Lenders, the “Lenders”) pursuant to a syndication managed by CONA (the “Syndication Process”) on the terms set forth in this Commitment Letter, in the Agency Fee Letter among Capital One and you dated as of even date herewith (the “Agency Fee Letter”) and in the Fee Letter among the parties hereto dated as of even date herewith (the “Joint Fee Letter”,  and collectively with the Agency Fee Letter, the “Fee Letters”), it being understood that the Joint Lead Arrangers will not syndicate to any person that is (i) designated by the Borrower, by written notice delivered to CONA on or prior to the date hereof, as a (x) disqualified institution, or (y) competitor of the Borrower or its subsidiaries (“Competitor”) or (ii) clearly identifiable, solely on the basis of such person’s name, as an affiliate of any person referred to in clauses (i)(x) or (i)(y) above (the persons described in in clauses (i) and (ii) are collectively, the “Disqualified Institutions”); provided, however, Disqualified Institutions shall (A) exclude any person that the Borrower has designated as no longer being a Disqualified Institution by written notice delivered to the Agent from time to time and (B) include any person that is added as a Competitor, pursuant to a written supplement to the list of Competitors that are Disqualified Institutions, that is delivered by the Borrower after the date hereof to CONA (or, after the Closing Date, to the Agent).  Such supplement shall become effective two business days after delivery to CONA (or, after the Closing Date, the Agent), and shall not apply retroactively to disqualify the transfer of an interest in the Credit Facilities that was effective prior to the effective date of such supplement.

Notwithstanding the foregoing, in no event shall a Bona Fide Lending Affiliate be a Disqualified Institution, unless such Bona Fide Lending Affiliate is identified under clause (i)(x) above.  “Bona Fide Lending Affiliate” shall mean any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business.  The Joint Lead Arrangers will commence the Syndication Process promptly after your acceptance of this Commitment Letter and the Fee Letters.  CONA will, in consultation with you, control all aspects of the Syndication Process, including the timing and selection of prospective Lenders, the awarding of any titles, the determination of allocations and the amount of any fees.  You agree that no person or entity will be permitted to receive compensation of any kind for its participation in, services

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under or agreements with respect to the Credit Facilities, except as expressly provided for in this Commitment Letter or the Fee Letters, without the prior written consent of CONA.

You agree to assist (and use commercially reasonable efforts to cause the Acquired Business, each of its and your respective affiliates and all other necessary persons to assist) the Joint Lead Arrangers with the Syndication Process; including, without limitation: (i) participation in meetings; (ii) preparation of information, including a confidential information memorandum, presentations and other offering materials to be used in connection with the Syndication Process (such information, the “Marketing Materials”); and (iii) confirmation of the completeness and accuracy and, if applicable, “PUBLIC” nature of, and the signing of an authorization letter (the “Authorization Letter”) with respect to, such materials; provided that none of the foregoing shall constitute a condition to the commitments hereunder, including the funding of the Credit Facilities on the Closing Date, except to the extent expressly set forth on Schedule I to the Term Sheet.

Notwithstanding anything in this Commitment Letter or any Fee Letter to the contrary, (i) except to the extent expressly set forth on Schedule I to the Term Sheet, neither the commencement nor completion of the Syndication Process shall constitute a condition to the funding of the Credit Facilities on the Closing Date and (ii) the Initial Lenders shall not be released from their obligations hereunder (including their obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, participation or assignment of the Credit Facilities.

5.	Clear Market

You shall ensure that, without the prior written consent of the Joint Lead Arrangers, at all times prior to the end of the Syndication Process, you and your affiliates shall not enter into, arrange, place, or propose any commercial bank or other credit facilities or issue any debt or preferred securities, and you shall use commercially reasonable efforts to ensure the same with respect to the Acquired Business, other than the indebtedness permitted to remain outstanding after the Closing Date under the Negotiated Credit Agreement.

6.	Information

You hereby represent (but only to your knowledge with respect to any of the information referred to below that is provided by another person that is not your affiliate) and covenant (but the accuracy of such representation and compliance with such covenant shall not be a condition to the commitments hereunder, including the funding of the Credit Facilities on the Closing Date) that (a) all written information other than projections (“Projections”) and general economic or industry information (the “Information”) that has been and will be made available to any of the Commitment Parties and/or the Lenders by you,  the Acquired Business or any of your or its respective affiliates or representatives, when taken as a whole, is and will be when furnished complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when taken as a whole, (after giving effect to all supplements and updates thereto through the date furnished) and (b) the Projections that have been or will be made available to the Commitment Parties by you, the Acquired Business or any of your or its respective affiliates or representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).  You agree that if at any time prior to the later of the closing of the Credit Facilities and the completion of the Syndication Process, any of the representations in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct under those circumstances.  You understand that in arranging and syndicating the Credit Facilities the Joint Lead Arrangers may use and rely on the Information and Projections without

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independent verification thereof.

You hereby authorize and agree, on behalf of yourself, the Acquired Business and your and its respective affiliates, that the Information, the Projections and all other information (including third party reports) provided by or on behalf of you, the Acquired Business and your and its respective affiliates to the Commitment Parties regarding you, the Acquired Business and your and its respective affiliates, the Transaction and the other transactions contemplated hereby in connection with the Credit Facilities may be disseminated by or on behalf of the Commitment Parties, and made available, to prospective Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including “click-through” agreements), all in accordance with the Joint Lead Arrangers’ standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective Lender or other meetings).  You hereby further authorize the Joint Lead Arrangers to download copies of your logos and to use commercially reasonable efforts to obtain authorization to permit the Joint Lead Arrangers to download copies of the Acquired Business’ logos, from their respective websites and post copies thereof on a Syndtrak® workspace and use such logos on any materials prepared in connection with the Syndication Process.

The Information, Projections and all other information (including third party reports) referenced in the immediately preceding paragraph (collectively, the “Evaluation Material”) shall include a version of the confidential information memorandum, presentation and other information materials consisting exclusively of information that is either publicly available with respect to you, such affiliate or the Acquired Business and their respective subsidiaries and parent companies, or that is not material with respect to you, such affiliate or the Acquired Business and their respective securities for purposes of U.S. federal and state securities laws.  You also hereby agree that you will (a) identify in writing (and cause  such affiliate or the Acquired Business to identify in writing) and (b) clearly and conspicuously mark such Evaluation Material that does not contain any such material non-public information referred to in the prior sentence as “PUBLIC.”  You hereby agree that by identifying and/or marking such Evaluation Material pursuant to the preceding sentence and/or publicly filing any Evaluation Material with the Securities and Exchange Commission, the Commitment Parties, Lenders and prospective Lenders shall be entitled to treat such Evaluation Material as PUBLIC with respect to you, such affiliate or the Acquired Business and their respective subsidiaries and parent companies for purposes of U.S. federal and state securities laws.  You further acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked: term sheets with respect to the Credit Facilities and the Transaction, and administrative materials of a customary nature prepared by the Commitment Parties for prospective Lenders, such as a lender meeting invitation, bank allocation, if any, and funding and closing memorandum.

7.	Expenses

Regardless of whether the Credit Facilities close, you hereby agree to pay upon demand to the Commitment Parties all reasonable and documented fees and expenses (including, but not limited to, all reasonable and documented costs and out-of-pocket expenses of one (1) legal counsel and, to the extent necessary, one (1) local counsel in each relevant jurisdiction and one (1) regulatory counsel for Capital One, and additional legal counsel for each of Fifth Third and Citizens, provided that with respect to each of Fifth Third and Citizens, you shall not be required to reimburse more than $10,000 of legal fees and expenses) incurred by them in connection with this Commitment Letter, the Fee Letters, the Transaction, and the Credit Facilities.

8.	Confidentiality

You agree that you will not disclose the contents of this Commitment Letter, the Fee Letters or the Commitment Parties’ involvement with, HFS’s commitment to provide or the Joint Lead Arrangers’ agreement to arrange the Credit Facilities to any third party (including, without limitation, any financial institution or intermediary) without HFS’s prior written consent other than (a) to those individuals who

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are your directors, officers, employees or advisors in connection with the Transaction; provided, that this Commitment Letter (but not the Fee Letters or the contents thereof other than (i) the existence thereof and the contents thereof with respect to fees generally in the aggregate as part of projections and pro forma information, (ii) a generic disclosure of aggregate sources and uses to the extent customary in Marketing Materials and other disclosures and (iii) a customarily redacted version, excluding flex provisions and fees set forth in the Fee Letters) may also be disclosed to the Acquired Business and its equity holders, directors, officers, employees and advisors and (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform HFS promptly thereof).  You agree to inform all such persons who receive information concerning the Commitment Parties, this Commitment Letter or the Fee Letters that such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person.  The Commitment Parties reserve the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that contain HFS’s or any affiliate’s name or describe HFS’s financing commitment or the Joint Lead Arrangers’ role and activities.

9.	Indemnity

Regardless of whether the Credit Facilities close, you agree to (a) indemnify, defend and hold each of the Commitment Parties, each Lender, and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors (“Related Persons”) (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, expenses (including, but not limited to, attorneys’ fees), damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Commitment Letter, the Fee Letters, the Credit Facilities, the use or the proposed use of the proceeds thereof, the Transaction or any other transaction contemplated by this Commitment Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party, you, the Acquired Business or any of your or its respective affiliates), and (b) reimburse each Indemnified Person upon demand for all legal and other expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”) (but limited to one (1) counsel to such Indemnified Persons, taken as a whole, one (1) local counsel in each relevant jurisdiction and one (1) regulatory counsel to all such Indemnified Persons, taken as a whole, and, solely, in the event of a conflict of interest, one (1) additional counsel (and, if necessary, one (1) regulatory counsel and one (1) local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Persons); provided, that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from (i) the gross negligence, willful misconduct or bad faith of such Indemnified Person (or any of its Related Persons), (ii) a material breach by such Indemnified Person of its obligations under this Commitment Letter or the Fee Letters at a time when you have not breached your obligations hereunder in any material respect or (iii) a dispute solely among Indemnified  Parties (other than a Claim against any Commitment Party solely in its capacity as a Joint Lead Arranger, Agent, syndication agent, documentation agent, bookrunner, or any other similar role in connection with this Commitment Letter, the Credit Facilities, the Transaction or any related transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Credit Facilities) not arising out of any act or omission on the part of you or your affiliates.

No party hereto or any of their respective affiliates shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letters, the Credit Facilities, the use or the proposed use of the proceeds thereof, the Transaction, or any other transaction contemplated by this Commitment Letter; provided, that nothing contained in this paragraph shall limit your indemnity and expense reimbursement obligations to the extent set forth in the previous paragraph.

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Furthermore, you hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse.  You agree to assume and accept such risks and hereby authorize the use of transmission of electronic transmissions, and that no Commitment Party nor any of its respective affiliates will have any liability for any damages arising from the use of such electronic transmission systems except to the extent the same is found by a final nonappealable judgment of a court of competent jurisdiction to have arisen from the gross negligence, willful misconduct or bad faith of such Commitment Party or affiliate.

10.	Sharing Information; Absence of Fiduciary Relationship

You acknowledge that the Commitment Parties and their affiliates may be investing in or providing debt financing, equity capital or other services to other companies with which you may have conflicting interests.  You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any of the Commitment Parties and/or their respective affiliates has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties and/or their respective affiliates have advised or are advising you on other matters and (b) you will not assert any claim against any of the Commitment Parties and/or their respective affiliates for breach or alleged breach of fiduciary duty and agree that none of the  Commitment Parties and/or their respective affiliates shall have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

11.	Assignments and Amendments

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons.  HFS may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any prospective Lender in connection with the Syndication Process or otherwise; provided, that, notwithstanding such assignment, with respect to amounts to be funded on the Closing Date, the commitment of HFS to fund its committed portion of the Credit Facilities on the terms and conditions set forth in this Commitment Letter and the Fee Letters will be reduced solely to the extent such other Lenders fund their commitments on the Closing Date.  Notwithstanding the right to assign the commitments hereunder, HFS must retain exclusive control over all rights and obligations with respect to its commitments prior to close.  This Commitment Letter may not be amended or waived except in a written instrument signed by you and the Commitment Parties.

12.	Counterparts and Governing Law

This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document.  Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof; provided,  however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a “Company Material Adverse Effect” has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy of any Specified Acquisition Agreement Representation there has been a failure of a condition precedent to your obligation to consummate the Acquisition or such failure gives you the right to terminate your obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in

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accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

13.	Venue and Submission to Jurisdiction

The parties hereto consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letters, the Credit Facilities, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters; provided, that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction.  The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

14.	Waiver of Jury Trial

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTERS, THE CREDIT FACILITIES, THE TRANSACTION AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

15.	Survival

The provisions of this Commitment Letter set forth under this heading and the headings “Syndication”, “Clear Market”, “Information”, “Expenses”, “Confidentiality”, “Indemnity”, “Sharing Information; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Credit Facilities close or the Credit Documentation shall be executed and delivered; provided, that if the Credit Facilities close and  the Credit Documentation shall be executed and delivered, (i) the provisions under the headings “Information”, “Syndication” and “Clear Market” shall survive only until the completion of the Syndication Process (as determined by Joint Lead Arrangers), and (ii) the provisions under the heading “Expenses”, “Confidentiality”, “Indemnity”, and “Sharing Information; Absence of Fiduciary Relationship” shall be superseded and deemed replaced by the terms of the Credit Documentation governing such matters.

16.	Integration

This Commitment Letter and the Fee Letters supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.

This Commitment Letter and the Fee Letters each constitutes a legal, valid and binding obligation, enforceable against each of the parties hereto and thereto in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) and with respect to the subject matter contained herein and therein (including an obligation to negotiate in good faith)), it being acknowledged and agreed that (i) the

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funding of the Credit Facilities is subject to the conditions referred to herein, including the execution and delivery of the Credit Documentation by the Borrower and each guarantor of the Credit Facilities (each a “Guarantor”) in a manner consistent with this Commitment Letter (including the Documentation Principles and the “Funds Certain Provision”) and (ii) the commitment provided hereunder is subject only to those conditions set forth in Schedule I to the Term Sheet.

17.	Patriot Act

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.

18.	Acceptance and Termination

Please indicate your acceptance of the terms hereof and of the Fee Letters by signing in the appropriate space below and in the Fee Letters and returning to HFS on behalf of the Commitment Parties such signature pages by 11:59 p.m., New York time on December 28, 2015.  Unless extended in writing by the Commitment Parties, the commitments and agreements of the Commitment Parties contained herein (subject to the provisions under the heading “Survival”) shall automatically expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letters as provided above, (b) 5:00 p.m. New York time on February 26, 2016, (c) execution and delivery of the Credit Documentation and funding of the Credit Facilities and (d) the closing of the Acquisition without the use of the Credit Facilities.

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Sincerely,

CAPITAL ONE, NATIONAL ASSOCIATION

By: __/s/ Joe Lee____________________________

Name: Joe Lee

Title:   Duly Authorized Signatory

HEALTHCARE FINANCIAL SOLUTIONS, LLC

By: ___/s/ Maryana  Olman_____________________

Name: Maryana  Olman

Title:   Duly Authorized Signatory

Signature Page to Commitment Letter

FIFTH THIRD BANK

By: __/s/ Tamara Dowd_______________________

Name: Tamara Dowd

Title:   Vice President

Signature Page to Commitment Letter

CITIZENS BANK, NATIONAL ASSOCIATION

By: __/s/ Srbui Seferian______________________

Name: Srbui Seferian, CRA

Title:   Director

Signature Page to Commitment Letter

Agreed and accepted

this 22nd day of DECEMBER, 2015

CRYOLIFE, INC.

By:  ___/s/ Ashley Lee__________________________

Name: Ashley Lee

Title:   CFO

Signature Page to Commitment Letter

Exhibit A to Commitment Letter

$95,000,000 Senior Secured Credit Facilities

Summary of Terms

December 22, 2015

Capitalized terms used herein without definition shall have the meanings assigned to such terms in the letter referenced above.

Borrowers:CryoLife, Inc., a Florida corporation (“CryoLife” or “Borrower Representative”) and the Acquired Business (each a “Borrower” and together the “Borrowers”).

Guarantors:Each Borrower and each existing and subsequently acquired or formed subsidiary of a Borrower required to be a guarantor under the Negotiated Credit Agreement (each, a “Guarantor” and collectively, the “Guarantors”).

Administrative Agent:Healthcare Financial Solutions, LLC (“HFS” and, in such capacity, “Agent”).

Joint Lead Arrangers and

Joint Bookrunners: Capital One, National Association (“CONA”) Fifth Third Bank (“Fifth Third”) and Citizens Bank (“Citizens”).

Lenders:HFS, Fifth Third, Citizens and/or one or more of their respective direct or indirect subsidiaries and a syndicate of financial institutions (other than Disqualified Institutions) arranged by CONA for the portion not held by HFS, Fifth Third, Citizens and/or their subsidiaries.

Credit Facilities:$95,000,000 in senior secured credit facilities (the “Credit Facilities”) consisting of the following:

Term Loan Facility:  A senior secured term loan facility (the “Term Loan Facility” and the loans thereunder, the “Term Loan”) of $75,000,000 will be advanced in one drawing on the Closing Date (as defined below) and have a term of five years, and will be repayable in quarterly installments in accordance with the following amortization schedule:

Percentage of original Term Loan amount
Loan Year 1:	2.5%
Loan Year 2:	5.0%
Loan Year 3:	5.0%
Loan Year 4:	5.0%
Loan Year 5:	7.5%

25735405

Payments during each loan year shall be equal and shall be due on the first day of each calendar quarter commencing on the first day of the first full calendar quarter beginning at least 60 days after the Closing Date, except with regard to Loan Year 5.  In Loan Year 5, payments with regard to the Term Loan Facility shall consist of one fourth of the percentage set forth above for Loan Year 5 for the first three quarterly payments and a fourth and final payment of the entire remaining unpaid balance then outstanding.

Amounts repaid on the Term Loan Facility may not be reborrowed.

 Revolving Credit Facility: A revolving credit facility of $20,000,000 (the “Revolving Credit Facility” and the loans thereunder, the “Revolving Credit Loans”) under which borrowings may be made from time to time during the period from the Closing Date until the fifth anniversary of the Closing Date, subject to the Conditions Precedent to each Subsequent Extension of Credit under the Credit Facilities set forth further below.

Letters of Credit.  A sub-facility of $4,000,000 of the Revolving Credit Facility will be available for the issuance of letters of credit (“Letters of Credit”) for the account of Borrowers and the Guarantors. Any such Letters of Credit shall reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.  Letters of Credit will be issued by the Agent or one or more other Lenders under the Revolving Credit Facility selected by the Borrowers to act in such capacity and reasonably satisfactory to Agent.

Swing Line Loans.  A sub-facility of $3,000,000 of the Revolving Credit Facility will be available to Borrowers for swing line loans from HFS. Any such swing line loans shall reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis but shall not be deemed “usage” of the Revolving Credit Facility solely for calculating the Unused Commitment Fee payable to HFS.

Incremental Facility:Borrowers shall have the right, at any time and from time to time, to an incremental facility as set forth in Section 2.13 of the Negotiated Credit Agreement.

Use of Proceeds:The proceeds of (a) the Term Loan on the Closing Date will be used solely as set forth in Section 5.10 of the Negotiated Credit Agreement including to, first, repay all amounts owing under the Acquired Businesses’ and the Borrowers’ existing indebtedness (other than indebtedness to be agreed upon), and, thereafter, (i) to pay a portion of the consideration under the Acquisition Agreement (as defined below), and (ii) pay fees and expenses incurred in connection with the Transaction, (b) Revolving Credit Loans (together with the Term Loan, and Swing Loans collectively, the “Loans”) and incremental

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revolving credit loans after the Closing Date, will be used as set forth in Section 5.10 of the Negotiated Credit Agreement including to fund working capital and general corporate purposes of the Borrowers and their subsidiaries and (c) incremental term loans will be used as set forth in Section 5.10 of the Negotiated Credit Agreement including to finance Permitted Acquisitions and other permitted investments, for working capital and for restricted payments.

Interest:Interest will be payable on the unpaid principal amount of all Loans and overdue interest on the Loans at a rate per annum equal to, at the option of Borrowers, (a) the Base Rate (as defined below) plus the Applicable Margin (as defined below), payable quarterly in arrears or (b) LIBOR (as defined below) plus the Applicable Margin, payable at the end of the relevant interest period, but in any event, at least quarterly.

“Base Rate” means a floating rate of interest per annum equal to the greatest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by Agent) as the U.S. “Prime Rate,” (b) the federal funds rate plus 50 basis points and (c) the sum of LIBOR for an interest period of one month plus the excess of the LIBOR Applicable Margin over the Base Rate Applicable Margin.  Loans whose interest rate is determined by reference to the Base Rate shall be referred to as “Base Rate Loans.”

“LIBOR” means, for each interest period, the offered rate for deposits in U.S. dollars in the London interbank market for the relevant interest period which appears on Reuters Screen LIBOR01 Page, as of 11:00 a.m. (London time) on the day which is two (2) business days prior to the first day of such interest period.  When selecting the LIBOR option, Borrowers will be entitled to choose 1, 2, 3 or 6 month (and, to the extent available to all relevant Lenders, 12 month) interest periods.  Loans whose interest rate is determined by reference to LIBOR shall be referred to as “LIBOR Loans.”

All interest will be calculated based on a 360-day year (or, in the case of Base Rate Loans, a 365/366-day year) and actual days elapsed.  The Credit Agreement (as defined in Schedule I) will set forth appropriate detail describing the exact method of calculation and relevant reserve requirements for the interest rates referred to above as well as LIBOR breakage provisions, LIBOR borrowing mechanics and other provisions relating to LIBOR.

The “Applicable Margin” means:

•	with respect to the Term Loan, 2.50% per annum, in the case of Base Rate Loans, and 3.50% per annum, in the case of LIBOR Loans; and
•	with respect to Loans under the Revolving Credit Facility, 2.50% per annum, in the case of Base Rate Loans (which - 3 -

shall include all Swing Line Loans), and 3.50% per annum, in the case of LIBOR Loans.

After Agent has received the quarterly financial statements from Borrower Representative for the first full fiscal quarter following the Closing Date, the Applicable Margins for the Revolving Credit Facility and the Term Loan will be percentages that are determined quarterly on a prospective basis based on the pricing grid set forth below (the “Pricing Grid”).  Any Event of Default, including any failure to timely deliver such financial statements shall, in addition to any other remedy provided for in the Credit Documentation, result in an increase of the Applicable Margins to the highest level of such pricing grid until such Event of Default is waived.

Total Leverage RatioBase RateLIBOR

Greater than or equal to 3.25:1.00:2.75%3.75%

Less than 3.25:1.00 and greater

than or equal to 2.75:1.00:2.50%3.50%

Less than 2.75:1.00 and greater

than or equal to 2.25:1.00:2.00%3.00%

Less than 2.25:1.00:1.75%2.75%

The Credit Documentation will contain other provisions regarding the delivery of financial statements, and the timing and mechanics of subsequent prospective adjustments in Applicable Margins.

Default Rate:Automatically upon the occurrence of a bankruptcy or payment event of default, overdue amounts of principal of the Loans in the case of a payment event of default, and the aggregate outstanding principal balance of the Loans, in the case of a bankruptcy event of default, shall bear interest at a default rate of interest equal to an additional 2% per annum over the rate otherwise applicable and such interest will be payable on demand (the “Default Rate”).

Fees:In addition to the fees payable pursuant to the Fee Letters, Borrowers shall pay the following fees:

A fee of 0.50% per annum of the daily balance of the unused portion of the Revolving Credit Facility will be payable to Agent, for the account of the Lenders under the Revolving Credit Facility, quarterly in arrears (the “Unused Commitment Fee”).

A Letter of Credit fee will be payable on the daily issued but undrawn face amount of all outstanding Letters of Credit at a rate per annum equal to the Applicable Margin for Revolving Credit Loans bearing interest based on LIBOR.  Such fee may

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be increased upon the occurrence of one or more specified events of default in the same manner as the Default Rate is implemented.  Such fee will be due and payable to Agent, for the account of the respective Lenders under the Revolving Credit Facility, quarterly in arrears.

Customary letter of credit fees to each Letter of Credit issuer upon the issuance, amendment or extension of Letters of Credit at the prevailing rate.  Such fees will be due and payable to Agent for the account of the issuing bank or issuing banks, as the case may be, in respect of such Letters of Credit.

All fees will be calculated based on a 360-day year and actual days elapsed.

Prepayments and Commitment

Reductions:Borrowers shall make the mandatory prepayments set forth in Section 2.8 of the Negotiated Credit Agreement (subject to the basket amounts and exceptions set forth in the Negotiated Credit Agreement) including:

(a)

Excess Cash Flow.  Annual prepayments in an amount equal to (i) 50% of Excess Cash Flow (to be defined), with a reduction to 25% based upon achievement and maintenance of a total leverage multiple of 2.50x as of the last day of the applicable fiscal year and to 0% upon achievement and maintenance of a total leverage multiple of 1.50x as of the last date of such fiscal year, less (ii) voluntary prepayments of the Term Loan made during such fiscal year, and prepayments of the Loans under the Revolving Credit Facility made during such fiscal year to the extent accompanied by a corresponding reduction in Commitments under the Revolving Credit Facility.

(b)

Debt Issuances.  Prepayments in an amount equal to 100% of the net cash proceeds of issuances or incurrences of debt obligations of Borrowers and their respective subsidiaries (other than debt incurrences expressly permitted by the Credit Agreement).

(c)

Asset Sales.  Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of Borrowers or their respective subsidiaries (including insurance and condemnation proceeds), subject to thresholds, exceptions and reinvestment provisions set forth in the Negotiated Credit Agreement.

Mandatory prepayments will be applied to the outstanding Loans: first, to the first eight installments of the Term Loan then payable, and, thereafter,  pro rata to all remaining installments thereof; next, to the outstanding principal balance of the Revolving Credit Facility, which shall not effect a permanent reduction to the Revolving Credit Facility; next, to

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cash collateralize Letters of Credit.  Mandatory prepayments shall be accompanied by any breakage costs in connection with any prepayments of LIBOR Loans.

Voluntary prepayments of the Loans and voluntary reductions of the unutilized portion of the commitments under the Revolving Credit Facility will be permitted at any time provided that Borrowers’ voluntary prepayments are accompanied by any breakage costs in connection with any voluntary prepayments of LIBOR Loans.

Voluntary prepayments shall be applied as directed by Borrowers.

Collateral:Subject to the Funds Certain Provisions and consistent with the Documentation Principles, all obligations of Borrowers under the Credit Facilities (including any interest rate protection or certain hedging arrangements with a Lender or the Agent (or any affiliate of the foregoing) and of the Guarantors under the guarantees, will be secured by first priority perfected security interests (subject to permitted liens) in substantially all existing and after-acquired real and personal property of Borrowers and each Guarantor, including, without limitation, 100% of all outstanding equity interests in their subsidiaries (collectively, but excluding the Excluded Equity and other Excluded Property (in each case as defined in the Negotiated Guaranty and Security Agreement), the “Collateral”).

Borrowers and the Guarantors shall be required to maintain account control agreements with respect to all material deposit and securities accounts, excluding zero balance, payroll, withholding and trust accounts and petty cash accounts containing less $250,000 in the aggregate.  Landlord and bailee waivers will be required only on a commercially reasonable efforts basis and no such waivers will be required as a condition to funding on the Closing Date.

All of the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation consistent with the Documentation Principles (including, in the case of real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens, claims or encumbrances, except permitted liens and encumbrances acceptable to Agent to be set forth in the Credit Documentation (as defined below).

Conditions Precedent to Closing:As set forth in Schedule I hereto (the date upon which all such conditions precedent shall be satisfied and the initial funding under the Credit Facilities shall take place, the “Closing Date”).

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Conditions Precedent to each

Subsequent Extension of Credit

under the Credit Facilities:All of the representations and warranties in the Credit Documentation shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”); no default or event of default shall be continuing; and delivery of any relevant borrowing notices or Letter of Credit requests.

Documentation Principles:The Credit Documentation shall be consistent with this Term Sheet and not materially less favorable than (i) the draft of the Third Amended and Restated Credit Agreement, dated as of December 21, 2015, by and among the Borrower Representative, the Agent, the Joint Lead Arrangers and Joint Bookrunners (the “Negotiated Credit Agreement”) and (ii) the draft of the Guaranty and Security Agreement, dated as of December 17, 2015, by and among the Borrower Representative, the Agent and the other parties thereto (the “Negotiated Guaranty and Security Agreement”) and will contain other terms and provisions in each case to be mutually agreed upon, the definitive terms of which will be negotiated in good faith to finalize the Credit Documentation as promptly as reasonably practicable.

Representations and Warranties:The representations and warranties included in the Credit Agreement will be limited to those included in the Negotiated Credit Agreement including the following (subject to materiality thresholds, baskets and other exceptions and qualifications set forth in the Negotiated Credit Agreement):

Valid existence, power and authority, foreign qualifications, compliance with law, no conflict, governmental authorization, enforceability, absence of litigation, no default or event of default, ERISA compliance, use of proceeds, margin regulations, title to properties, taxes, financial condition (including as to projections and no material adverse change), environmental matters, investment company and other regulated entities, solvency, labor relations, intellectual property, broker’s and investment banker’s fees, insurance matters, capitalization, capital structure and investments, jurisdiction of organization, location of assets and chief executive office, deposit and other accounts, acquisition agreement, status of Credit Facilities as senior debt, compliance with OFAC, money laundering, Patriot Act and other anti-terrorism laws and anti-corruption laws, accuracy of all information provided; and healthcare matters.

Affirmative Covenants:The affirmative covenants included in the Credit Agreement will be limited to those included in the Negotiated Credit Agreement including the following (subject to materiality thresholds, baskets and other exceptions and qualifications set forth in the Negotiated Credit Agreement):

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Preservation of corporate existence, licenses and intellectual property, maintenance of property, insurance, payment and performance of obligations, compliance with laws (including healthcare laws, inspection of property and books and records, use of proceeds, blocked account agreements, landlord agreements, further assurances (including provision of additional collateral and guaranties consistent with the paragraph above entitled “Collateral” and use of commercially reasonable efforts to deliver landlord, mortgagee and bailee waivers), and environmental matters.

Reporting Requirements:The financial and other reporting requirements applicable to the Borrowers and each subsidiary of a Borrower and included in the Credit Agreement will be limited to those set forth in the Negotiated Credit Agreement including the following:

Delivery of quarterly financial statements and compliance certificates (together with an MD&A report) and annual audited financial statements; delivery of an annual budget (including assumptions made in the build-up of such budget); annual insurance reports; copies of certain reports sent to other parties and with respect to defaults, mandatory prepayment events, litigation, taxes, labor matters, ERISA or environmental events, owned margin stock, healthcare matters and other information.

Financial Performance Covenants:The financial performance covenants (the “Financial  Performance Covenants”) included in the Credit Agreement will be limited to the following, each with definitions set forth in the Negotiated Credit Agreement and maximum total leverage levels to be agreed upon but reflecting a cushion to the financial model delivered to Agent prior to the date hereof of 25% to 30%:

•	minimum interest coverage of 3.00:1.00; and
•	maximum total leverage multiple.

Any failure to comply with the Financial Performance Covenants may be cured as provided in Section 7.3 of the Negotiated Credit Agreement.

Negative Covenants:The negative covenants included in the Credit Agreement will be limited to those set forth in Article VI of the Negotiated Credit Agreement including the following (subject to materiality thresholds, baskets and other exceptions and qualifications set forth in the Negotiated Credit Agreement):

Limitations on liens, disposition of assets, consolidations and mergers, loans and investments, indebtedness, transactions with affiliates, management fees and compensation, use of proceeds, contingent obligations, compliance with ERISA, restricted payments, change in business, change in structure, changes in accounting, name and jurisdiction of organization, amendments to related agreements and subordinated indebtedness, no

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negative pledges, OFAC, PATRIOT Act, sale-leasebacks and hazardous materials and maximum capital expenditures.

Available Amount Basket:The Credit Agreement will include provision for the availability of an amount (the “Available Amount”), as set forth in the definition of “Available Amount” in the Negotiated Credit Agreement which may be used as set forth in the Negotiated Credit Agreement.

Permitted Acquisitions:Borrowers will be permitted to make acquisitions as set forth in Section 6.4 of the Negotiated Credit Agreement.

Events of Default:The Credit Agreement will contain the events of default set forth in Article VIII of the Negotiated Credit Agreement including the following (subject to materiality thresholds, baskets and other exceptions and qualifications set forth in the Negotiated Credit Agreement):

Failure to pay principal, interest or any other amount when due; representations and warranties incorrect in any material respect when made or deemed made, failure to comply with covenants in the Credit Documentation; cross-default to other indebtedness and certain contingent obligations; failure to satisfy or stay execution of judgments; bankruptcy or insolvency; actual or asserted invalidity or impairment of any part of the Credit Documentation (including the failure of any lien to remain perfected); invalidity of subordination provisions, certain healthcare events and change of ownership or control.

Voting:Amendments, waivers and other modifications to the Credit Documentation shall require the consent of Lenders holding more than 50% of total commitments and/or Loans (“Required Lenders”); provided that so long as there are more than two Lenders, “Required Lenders” shall require at least two Lenders that are not affiliates; provided further, that certain amendments, waivers and other modifications shall require class votes or the consent of all Lenders.

Amend & Extend:The Credit Documentation shall provide the right for any individual Lender to agree to extend the maturity date and/or decrease scheduled amortization of its outstanding Term Loan and/or extend the commitment expiration date of its portion of the Revolving Credit Facility upon the request of Borrowers without the consent of Agent or any other Lender on to be determined terms and conditions.

Miscellaneous:The Credit Documentation will include (a) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, withholding taxes, illegality and LIBOR breakage costs), (b) a waiver of consequential and punitive damages and right to a jury trial, (c) customary agency, set-off and sharing language, (d) customary “defaulting lender”

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provisions and (e) customary expense reimbursement, indemnification and other provisions as are usual and customary for facilities of this kind.

Assignments:Lenders will be permitted to make assignments in a minimum amount of $1 million (unless such assignment is of a Lender’s entire interest in a particular tranche of the Credit Facilities) to other financial institutions with the consent of Agent and, so long as no payment or bankruptcy default has occurred and is continuing, the consent of Borrowers, which consents shall not be unreasonably withheld or delayed; provided, however, (i) that the consent of Borrowers shall not be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders) and the consent of Borrowers will be deemed to have been given if Borrowers has not responded within ten business days of a request for such consent and (ii) unless a payment or bankruptcy default has occurred, no assignments shall be made to any Disqualified Institutions.  Lenders may, with notice to Agent and Borrowers, sell participations subject to customary limitations on voting rights.  All assignments of a Lender’s interest in the Credit Facilities will be made via an electronic settlement system designated by Agent. An assignment fee of $3,500 shall be payable to Agent upon the effectiveness of any such assignment.  Borrowers’ refusal to accept an assignment to a Disqualified Institution shall not be deemed to be unreasonable.

Governing Law and Submission

to Jurisdiction:New York.

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SCHEDULE I

to

Summary of Terms

Conditions to Closing

The availability of each of the Credit Facilities set forth in the Commitment Letter shall be subject to the satisfaction of the following conditions:

1.	Reserved.

2.

Equity Structure.  The consideration paid by CryoLife and its subsidiaries for Oxide shall consist of cash and common stock of CryoLife (the “Equity Contribution”) with an aggregate value of no less than $55,000,000 (subject to paragraph 5 below) (the “Minimum Equity Contribution”).

3.	Absence of Order. There shall be no order, injunction or decree of any governmental authority restraining or prohibiting the funding under the Credit Facilities.

4.

Acquisition.  All documentation relating to the Acquisition, including the Agreement and Plan of Merger in respect of the Acquired Business (the “Acquisition Agreement”), shall have been completed in form and substance reasonably satisfactory to the Initial Lenders (it being understood that the draft of the Acquisition Agreement dated as of December 21, 2015 and previously provided to Initial Lenders is satisfactory).  The Acquisition shall have been consummated (or will be consummated concurrently with the funding of the Credit Facilities) in accordance with the terms of the Acquisition Agreement (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of the Initial Lenders); provided that (i) a reduction in the purchase price under the Acquisition Agreement shall not be deemed to be materially adverse to the Lenders so long as such decrease shall be allocated (1) first, at the option of the Borrowers, to a reduction in the Equity Contribution until the Equity Contribution shall equal the Minimum Equity Contribution and (2) thereafter (A) to a reduction in any amounts to be funded under the Term Facility and (B) to the Equity Contribution on a pro rata basis, (ii) any amendment or waiver to the terms of the Acquisition Agreement that has the effect of increasing the cash consideration required to be paid thereunder on the Closing Date shall not be deemed to be materially adverse to the Lenders if such increase is funded with an increase in the aggregate amount of the Equity Contribution, (iii) any purchase price adjustment expressly contemplated by the Acquisition Agreement (including any working capital purchase price adjustment) shall not be considered an amendment or waiver of the Acquisition Agreement and (iv) any change to the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders.

5.	Evidence of Solvency. The Agent shall have received a solvency certificate of the Chief Financial Officer in the form attached hereto on Annex A.

6.

Required Information.  The Joint Lead Arrangers shall have received (a) unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for each fiscal quarter ended after September 30, 2015 and at least forty-five (45) days prior to the Closing Date and (b) a pro forma consolidated balance sheet, related statements of income of Borrowers and pro forma calculations of Adjusted EBITDA for the most recently completed twelve-month period, in each case as of the last day of the most recent fiscal month ended at least thirty (30) days prior to the Closing Date and prepared after giving effect to the Transaction as if the Transaction has occurred as of such date; provided, that (i) each such pro forma

Schedule I-1

financial statement and related statements of income and cash flow of Borrowers shall be prepared in good faith by Borrowers and (ii) no such pro forma financial statement shall include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

7.

No Material Adverse Effect.  Since September 30, 2015, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any change, event, fact, effect or occurrence that has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Company Material Adverse Effect, any change, event, fact, effect or occurrence attributable to, arising out of, or resulting from any of the following shall be disregarded:  (a) general political, economic, business, industry, credit, financial or capital market conditions in the United States or internationally, including conditions affecting generally the principal industries in which the Company and its Subsidiaries operate, (b) pandemics, earthquakes, tornados, hurricanes, floods and acts of God, (c) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof, (d) any change in applicable Laws or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date hereof, (e) any failure, in and of itself, to meet estimates or projections of financial performance (but excluding any underlying change, event, fact, effect or occurrence giving rise, in whole or in part, to such failure), and (f) the announcement, in and of itself, of the Acquisition Agreement and the transactions contemplated thereby; provided, further, that the changes, events, facts, effects or occurrences described in clauses (a) - (d) may be taken into account in determining whether there has been, could or would be a Company Material Adverse Effect to the extent such changes, events, facts, effects or occurrences negatively and disproportionately adversely affect the Company and its Subsidiaries, taken as whole, in relation to other Persons in the principal industries of the Company and its Subsidiaries.  Capitalized terms used in the definition of Company Material Adverse Effect shall have the meanings set forth in the Acquisition Agreement.

8.

Documentation and Other Customary Deliveries.  The preparation, execution and delivery of a definitive credit agreement (the “Credit Agreement”) and other documents executed in connection therewith (collectively, with the Credit Agreement, the “Credit Documentation”) which shall be on the terms set forth in this Commitment Letter in accordance with the Documentation Principles and otherwise mutually acceptable to Borrowers and the Initial Lenders, and the delivery of other customary closing documents, subject in each case to the Funds Certain Provisions.

9.	Representations and Warranties. The Specified Acquisition Agreement Representations and the Specified Representations (each as defined below) shall be true and correct in all material respects.

10.

PATRIOT Act. The Initial Lenders shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, which has been requested by the Initial Lenders at least five business days prior to the Closing Date.

11.	Payment of Fees and Expenses; Payment of all fees and expenses required to be paid on the Closing Date pursuant to the Commitment Letter and Fee Letters shall have been paid.

Schedule I-2

Notwithstanding anything in the Term Sheet, the Commitment Letter, the Fee Letters or the Credit Documentation to the contrary,

(i) the only representations and warranties in the Credit Documentation the accuracy of which will be a condition to the availability of the Credit Facilities on the Closing Date will be

(A) such representations and warranties regarding the Acquired Business in the Acquisition Agreement as are material to the interests of Agent and the Lenders, but only to the extent that you or your affiliates have the right to terminate your or your affiliates’ obligations under the Acquisition Agreement (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a failure of such representations and warranties to be true and correct (the “Specified Acquisition Agreement Representations”); and

(B) the Specified Representations (as defined below); and

(ii) the terms of the Credit Documentation will not impair availability of the Credit Facilities on the Closing Date if the conditions expressly set forth in this Schedule I are satisfied (or waived by the Initial Lenders) (it being understood that, to the extent a perfected security interest in any Collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a federal intellectual property filing or delivery of possession of capital stock or other certificated security (with respect to the capital stock of the Acquired Business, to the extent delivered under the Acquisition Agreement)) is not able to be provided on the Closing Date after Borrower Representative’s use of commercially reasonable efforts to do so, the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but a security interest in such Collateral will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed between Borrowers and Agent); provided, that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth herein except to the extent expressly stated to be subject to this paragraph.

For purposes hereof, “Specified Representations” mean the representations and warranties set forth in the Credit Documentation relating to legal existence, corporate power and authority; the authorization, execution and delivery and the legality, validity and enforceability, in each case of the Credit Documentation; the creation, perfection and priority of liens (subject to the limitations on perfection set forth above and customary permitted liens to be set forth in the Credit Documentation); Federal Reserve margin regulations; the Investment Company Act; Patriot Act, OFAC, FCPA and other anti-terrorism, anti-money laundering and anti-corruption laws; the status of the Credit Facilities as senior debt; solvency of CryoLife and its subsidiaries, taken as a whole, as of the Closing Date after giving effect to the Transaction (with solvency to be defined in a manner consistent with Annex A attached hereto); use of proceeds for the purposes set forth in this Commitment Letter; material governmental approvals solely with respect to the execution, delivery and performance of the Credit Documentation; and no violation of applicable law in any material respect or contravention of charter documents, in each case solely with respect to the execution, delivery and performance of the Credit Documentation.  For the avoidance of doubt, the foregoing provisions of this paragraph are sometimes referred to as the “Funds Certain Provisions”.

Schedule I-3

ANNEX A

FORM OF SOLVENCY CERTIFICATE

_________ ___, 2015

This Solvency Certificate (this “Certificate”) is being executed and delivered pursuant to Section [__] of the Credit Agreement, dated as of [____________] [__], 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CryoLife, Inc., a Florida corporation (the “Borrower Representative”), and [______________] (each a “Borrower” and together the “Borrowers”), the Lenders and L/C Issuers party thereto, General Electric Capital Corporation, as administrative agent (in such capacity, “Agent”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The undersigned, solely in such undersigned’s capacity as Chief Financial Officer of the Borrower Representative, and not individually, hereby certifies to Agent, the Lenders and the L/C Issuers, on behalf of the Credit Parties, as follows:

1.The undersigned is familiar with the business and financial position of Credit Parties.  In reaching the conclusions set forth in this Certificate, the undersigned has made, or has caused to be made under such undersigned’s supervision, such other examinations, investigations and inquiries as is reasonable and necessary to enable the undersigned to express an informed opinion as to the matters referred to herein, having taken into account the nature of the particular business anticipated to be conducted by the Credit Parties after consummation of the transactions contemplated by the Loan Agreement.

2. As of the date hereof both before and immediately after giving effect to (a) the making of the Loans and Letters of Credit Issued under the Credit Agreement on or prior to the date hereof, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower Representative, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the following is true with respect to the Borrower Representative and its Subsidiaries, taken as a whole:

(A)  the value of the assets of the Borrower Representative and its Subsidiaries, taken as a whole, (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of the Borrower Representative and its Subsidiaries, taken as a whole;

(B)  the Borrower Representative and its Subsidiaries, taken as a whole, are able to pay all liabilities as such liabilities mature; and

(C)the Borrower Representative and its Subsidiaries, taken as a whole, do not have unreasonably small capital.

For purposes of this Certificate, in computing the amount of contingent or unliquidated liabilities at any time, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Annex A-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

[BORROWER]

By:________________________________

    Name:

    Title:

Annex A-2